UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2025

UROGEN PHARMA LTD.

(Exact name of registrant as specified in its charter)

Israel	001-38079	98-1460746
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Alexander Park Drive, 4th Floor Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 (646) 768-9780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value NIS0.01 per share	URGN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 14, 2025 (the “Closing Date”), UroGen Pharma Ltd. (the “Company”) and UroGen Pharma, Inc. (“Purchaser”) entered into an Asset Purchase Agreement (the “Agreement”) with IconOVir Bio, Inc. (“IconOVir”), pursuant to which Purchaser purchased and acquired certain assets of IconOVir (the “Transferred Assets”), including the product candidate ICVB-1042 and certain contracts, intellectual property rights, regulatory applications, submissions and registrations, and data and other rights related thereto, and assumed certain liabilities and obligations of IconOVir arising under certain contracts of IconOVir acquired by Purchaser.

As consideration for the Transferred Assets and subject to the terms and conditions of the Agreement, on the Closing Date the Company (i) issued 374,843 ordinary shares of the Company (the “Company Shares”) to IconOVir, which represents a purchase price of $4.0 million divided by the volume-weighted average closing price of the Company Shares on The Nasdaq Stock Market over the 30 consecutive trading days ending on (and including) the trading day immediately prior to the Closing Date, (ii) agreed to pay IconOVir a one-time payment of $15.0 million in cash upon the achievement of a cumulative aggregate worldwide net sales milestone for all products, including combination products, that incorporate or comprise ICVB-1042 (“ICVB Products”), (iii) agreed to pay IconOVir a low, single-digit percentage royalty, on an ICVB Product-by-ICVB Product basis, on the annual, worldwide net sales of such ICVB Product during the royalty term, subject to certain reductions as set forth in the Agreement, and (iv) agreed to assume certain immaterial liabilities arising under certain acquired contracts ((i), (ii), (iii), and (iv) collectively, the “Purchase Price”).

Pursuant to the Agreement, from the Closing Date until the earlier of the 10th anniversary of the Closing Date and the first commercial sale of any ICVB Product in any jurisdiction, the Company agreed to use commercially reasonable efforts to develop and commercialize one ICVB Product. The Agreement contains customary representations, warranties and covenants of the parties and also provides for customary indemnification rights of Purchaser and IconOVir related to breaches of certain representations, warranties and covenants of the other party and certain assumed liabilities or excluded liabilities and excluded assets, as applicable.

The Company also granted IconOVir certain piggyback registration rights with respect to the Company Shares issued to IconOVir, subject to customary exceptions and cutback rights.

Entities affiliated with Arie Belldegrun, M.D., the Chair of the Board of Directors of the Company, hold certain promissory notes of IconOVir that may entitle such entities to receive, in the aggregate, approximately 28.3% of the Purchase Price paid to IconOVir pursuant to the Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 relating to the Agreement and the sale of the Company Shares is incorporated by reference into this Item 3.02. Based in part upon the representations of the IconOVir, the offering and sale of the Company Shares was made in reliance on the exemption afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder. IconOVir represented that is an accredited investor, as such term is defined in Rule 501 of Regulation D under the Securities Act, and that it is acquiring the Company Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Company Shares, in each case, in violation of federal securities laws or any other applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2025	UROGEN PHARMA LTD.

	By:	/s/ Chris Degnan
Chris Degnan
Chief Financial Officer